CERTIFICATE OF AMENDMENT
OF ARTICLES OF INCORPORATION OF
SILICON GENERAL, INC.

	William D. Rasdal and J. Scott Kamsler certify that:
	1.	They are the Chairman of the Board and Secretary,
respectively, of Silicon General, Inc., a California corporation.
	2.	Article 1 of the Articles of Incorporation of this
corporation is amended to read in full as follows:
	"(1)  The name of this corporation is Symmetricom, Inc."

	3.	The foregoing amendment of Articles of Incorporation has
been duly approved by the Board of Directors.
	4.	The foregoing amendment of Articles of Incorporation has
been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of Common Stock of the corpora-tion entitled to vote with respect to this matter is 13,841,870.
The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock.
	We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.
	Date:  October 21, 1993




William D. Rasdal, Chairman of
							the Board



J. Scott Kamsler, Secretary